BLACK HILLS CORPORATION
                                625 Ninth Street
                         Rapid City, South Dakota 57701

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 29, 2002

April 15, 2002

Dear Shareholder:

         You are invited to attend our annual meeting of shareholders of Black Hills Corporation to be held on Wednesday, May 29, 2002 at 9:30 a.m. local time, at The Journey Museum, 222 New York Street, Rapid City, South Dakota. The purpose of our annual meeting is to consider and take action on the following:

1. Election of three Class II Directors to serve until the annual meeting of shareholders in 2005: David S. Maney, Bruce B. Brundage, and Kay S. Jorgensen.

2. Ratification of Arthur Andersen LLP to serve as Black Hills Corporation's independent auditors for the year 2002.

3.   Any other business that properly comes before the annual meeting.

         The enclosed proxy statement and prospectus discuss the important matters to be considered at this year's meeting. Our shareholders of record as of April 9, 2002 can vote at the annual meeting.

         Your vote is very important. Please sign, date and return the enclosed proxy card in the envelope provided. If you own shares of common stock other than the shares shown on the enclosed proxy, you will receive a proxy in a separate envelope for each such holding. Please execute and return each proxy received. To make sure that your vote is counted, you should allow enough time for the postal service to deliver your proxy before the meeting.

                                     Sincerely,
                                     STEVEN J. HELMERS
                                     General Counsel and Corporate Secretary

                             BLACK HILLS CORPORATION
                                625 Ninth Street
                         Rapid City, South Dakota 57701

                                 PROXY STATEMENT

         A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation, to be voted at the annual meeting of our shareholders to be held Wednesday, May 29, 2002, and at any adjournment of the annual meeting.

         The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the proxy in writing, addressed to our secretary, or in person at the meeting at any time before the proxy is exercised.

         All shares represented by valid, unrevoked proxies will be voted at our annual meeting. Shares voted as abstentions on any matter, or as "withhold authority" as to votes for members of our Board of Directors, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will be counted as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

         We will bear all costs of the solicitation. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, fax, or in person. Georgeson Shareholder Communications, Inc. has been retained to assist in the solicitation of proxies at an anticipated cost of $4,500 plus out-of-pocket expenses. Also, we will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy materials to the beneficial owners of stock.

         This proxy statement and the accompanying form of proxy are to be first mailed on or about April 15, 2002. Our annual report to shareholders is being mailed to shareholders with this proxy statement.

                       VOTING RIGHTS AND PRINCIPAL HOLDERS

         Only our shareholders of record at the close of business on April 9, 2002, will be entitled to vote at the meeting. Our outstanding voting stock as of such record date consisted of 26,803,893 shares of our common stock.

         Each outstanding share of our common stock is entitled to one vote. Cumulative voting is permitted in the election of our Board of Directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

                                TABLE OF CONTENTS


COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING PROCESS.....4


ITEM I: ELECTION OF DIRECTORS.............................................7
         Security Ownership of Management and Principal Shareholders......9
         The Board and Committees........................................10
         Related Party Transactions......................................11
         Directors' Fees.................................................11
         Executive Compensation..........................................11
         Retirement Plans................................................15
         Retirement Benefits.............................................16
         Nonqualified Deferred Compensation Plan.........................17
         Retirement Savings Plan.........................................17
         Severance Agreements............................................17
         Audit Committee Report..........................................18
         Stock Performance Graph.........................................20


ITEM II: APPOINTMENT OF INDEPENDENT AUDITORS.............................20


ITEM III: TRANSACTION OF OTHER BUSINESS..................................20


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................21

                 COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE
                             ANNUAL MEETING PROCESS

-------------------------------------------------------------------------------

Q:   Who is soliciting my proxy?

A:   The Board of Directors of Black Hills Corporation.

-------------------------------------------------------------------------------

Q:   Where and when is the annual meeting?

A: 9:30 a.m., Mountain Daylight Time, May 29, 2002 at The Journey Museum, 222 New York Street, Rapid City, South Dakota.

-------------------------------------------------------------------------------

Q:   What am I voting on?

A: Election of three Class II Directors: David S. Maney, Bruce B. Brundage, and Kay S. Jorgensen.

     Ratification of Arthur Andersen LLP as our independent auditors for 2002.

-------------------------------------------------------------------------------

Q:   Who can vote?

A: Holders of our common stock as of the close of business on the record date, April 9, 2002, can vote at our annual meeting. Each share of our common stock gets one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

-------------------------------------------------------------------------------

Q:   How do I vote?

A: Sign and date each proxy card that you receive and return it in the prepaid envelope. If we receive your signed proxy before the annual meeting, we will vote your shares as you direct. You can specify on your proxy whether your shares should be voted for all, some or none of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal.

     If you do not mark any sections, your proxy card will be voted:

          in   favor of the election of the directors named in Proposal 1; and

          in   favor of Proposal 2.

     You  have the right to revoke your proxy any time before the meeting by:

          notifying our secretary in writing; or

          attending the meeting in person and revoking your proxy at any time before the proxy is exercised.

-------------------------------------------------------------------------------

Q:   Who will count the vote?

A: Representatives of Wells Fargo Bank Minnesota, N.A. will count the votes and serve as judges of the election.

-------------------------------------------------------------------------------

Q:   What constitutes a quorum?

A: As of the record date, April 9, 2002, 26,803,893 shares of our common stock were issued and outstanding. In order to conduct the annual meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a "quorum." If you submit a properly executed proxy card, you will be considered as part of the quorum. Proxies marked as abstaining on any proposal to be acted on by shareholders will be treated as present at the annual meeting for purposes of a quorum. Proxies marked as abstaining, however, will not be counted as votes cast on that proposal. Abstaining proxies include proxies containing broker non-votes.

-------------------------------------------------------------------------------

Q:   What vote is needed for these proposals to be adopted?

A: More than one-half of shares present either in person or by proxy and entitled to vote at the annual meeting must vote for a proposal in order for it to be adopted. For the election of directors, abstentions and votes "withheld" will be considered votes against the directors. For all other proposals, abstentions and broker non-votes will not be counted as "votes" cast.

-------------------------------------------------------------------------------

Q:   What should I do now?

A: You should mail your signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares will be represented at the annual meeting.

-------------------------------------------------------------------------------

Q:   Who conducts the proxy solicitation and how much will it cost?

A: We are asking for your proxy for the annual meeting and will pay all the cost of asking for shareholder proxies. We have hired Georgeson Shareholder Communications, Inc. to help us send out the proxy materials and ask for proxies. Georgeson Shareholder Communications, Inc.'s fee for these services is anticipated to be $4,500, plus out-of-pocket expenses. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and regular employees to ask for proxies. These people do not receive additional compensation for these services. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

-------------------------------------------------------------------------------

Q:   Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote in one of three ways at any time before your proxy is used. First, you can revoke your proxy by written notice. Second, you can send a later dated proxy changing your vote. Third, you can attend the meeting and vote in person.

-------------------------------------------------------------------------------

Q:   How will my shares be voted if they are held in a broker's name?

A: Your broker may vote shares nominally held in its name, or in what is commonly called "street name", only if you provide the broker with written instructions on how to vote.

-------------------------------------------------------------------------------

Q:   What happens if I do not give my broker instructions?

A: Absent your instructions, these shares will not be voted. Therefore, we urge you to instruct your broker in writing to vote shares held in street name.

-------------------------------------------------------------------------------

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



Q:   Who should I call with questions?

A: If you have questions about the transaction, you should call Steven J. Helmers, our General Counsel and Corporate Secretary, at (605) 721-1700.

-------------------------------------------------------------------------------

Q: When are the shareholder proposals for the annual meeting held in the Year 2003 due?

A: In order to be considered, you must submit proposals for next year's annual meeting in writing to our secretary at our home offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to November 26, 2002.

-------------------------------------------------------------------------------

                          ITEM I: ELECTION OF DIRECTORS

     In accordance with the Bylaws and Article Sixth of the Articles of Incorporation, members of our Board of Directors are elected to three classes of staggered terms consisting of three years each. At this annual meeting of our shareholders, three Directors will be elected to Class II of the Board of Directors to hold office for a term of three years until our annual meeting of shareholders in 2005 and until their respective successors shall be duly elected and qualified.

     Each of the nominees for director is presently a member of our Board of Directors. The proxy attorneys will vote your stock for the election of the three nominees for director listed below, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as proxy attorneys to vote, at their discretion, for nominees to replace those who are unable to serve. The affirmative vote of a majority of the common shares present and entitled to vote with respect to the election of directors is required for the election of the nominees to the Board of Directors.

     The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class II Directors, each to serve for a term of three years to expire in 2005.

     THE BOARD OF DIRECTORS  RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING
NOMINEES:

                           Nominees for Election Until
                         2005 Annual Meeting - Class II

Name, Age, Principal Occupation for                                    Director
Last Five Years and Other Directorships                                  Since
---------------------------------------                                --------

David S. Maney, 38                                                        1999
Managing Partner, Headwaters MB, LLC,
a middle market merchant banking firm, providing investment banking services nationwide to companies with enterprise values ranging from $10 million to $300 million, since
October 2001. Telecommunications Venture Capital Investor and Consultant, since November 2000. Founder, Former
President and CEO, Worldbridge Broadband Services, Inc.
CEO, Open Access Broadband Networks, Inc., 1994 to November 2000.
Golden, Colorado

Bruce B. Brundage, 66                                                     1986
President and Director, Brundage &
Company, a firm specializing in negotiation, appraisal and arrangement of mergers and acquisitions for a nationwide client base and in providing financial, advisory and private placement financing to businesses in the western United States, since 1973.
Englewood, Colorado

Kay S. Jorgensen, 51                                                      1992
Co-Owner and Vice President, Jorgensen-Thompson
Creative Broadcast Services, Inc., providing radio broadcast services in the western United States, since 1997.
Previously served in the South Dakota State Legislature and on various state and local boards and commissions.
Spearfish, South Dakota

                        Directors Whose Terms Expire at
                        2003 Annual Meeting - Class III

Name, Age, Principal Occupation for                                    Director
Last Five Years and Other Directorships                                  Since
---------------------------------------                                --------

Daniel P. Landguth, 55                                                    1989
Chairman and Chief Executive
Officer of Black Hills Corporation, since 1989. Mr. Landguth has over 30 years experience with Black Hills Corporation.
Rapid City, South Dakota

John R. Howard, 61                                                        1977
President, Industrial Products, Inc., an industrial parts distributor, providing equipment and supplies to the mining and manufacturing industries, since 1992. Also, Special Projects Manager for Linweld, Inc.
Rapid City, South Dakota

David C. Ebertz, 55                                                       1998
President, Dave Ebertz Risk Management
Consulting, a firm specializing in insurance and risk
management services for schools and public entities, since
January 2000.  Owner and   President, Barlow Agency, Inc.,
an insurance agency, from 1976 to December 1999.
Gillette, Wyoming

Gerald R. Forsythe was a Director in Class III until his resignation on September 4, 2001.


                         Directors Whose Terms Expire at
                          2004 Annual Meeting - Class I


Name, Age, Principal Occupation for                                    Director
Last Five Years and Other Directorships                                  Since
---------------------------------------                                --------

Adil M. Ameer, 49                                                         1997
President and Chief Executive Officer,
Rapid City Regional Hospital, since 1991. The hospital system owns and manages several healthcare facilities in Rapid City and the Black Hills area, and in Nebraska and Wyoming.
Rapid City, South Dakota

Everett E. Hoyt, 62                                                       1991
President and Chief Operating Officer of
Black Hills Corporation, since February 2001.  President and
Chief Operating Officer of Black Hills Power, Inc., our regulated electric utility from 1989 to February 2001.
Rapid City, South Dakota

Thomas J. Zeller, 54                                                      1997
President, RESPEC, a technical consulting and services firm with expertise in engineering, environmental and information technologies, since 1995. Also, Chairman of the Board, Teachmaster Technologies, Inc., an educational software and consulting firm.
Rapid City, South Dakota

Security Ownership of Management and Principal Shareholders

     The following table sets forth the beneficial ownership of our common stock as of March 15, 2002 for each director, each executive officer named in the summary compensation table, all of our directors and executive officers as a group, and each person or entity known by us to beneficially own more than 5 percent of our outstanding shares of common stock. Beneficial ownership includes shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days of March 15, 2002.

     Except as otherwise indicated by footnote below, we believe that each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by that individual or entity.

                                 Shares of
                                  Common            Options         Directors
                                  Stock           Exercisable         Common
    Name of                     Beneficially        Within            Stock
Beneficial Owner                   Owned            60 Days       Equivalents(1)        Total            Percentage(2)
----------------                   -----            -------       -----------           -----            -----------

Directors and Named
Executive Officers
Adil M. Ameer                     1,728(3)                           1,182              2,910
Bruce B. Brundage                 5,422(4)                           6,878             12,300                 *
David C. Ebertz                   2,698(5)                             900              3,598                 *
David R. Emery                    7,565(6)           32,833                            40,398                 *
Gary R. Fish                      4,000(7)                                              4,000                 *
John R. Howard                   16,864                              5,581             22,445                 *
Everett E. Hoyt                  20,328              56,666                            76,994                 *
Kay S. Jorgensen                  3,616                              2,333              5,949                 *
Daniel P. Landguth               66,345              28,000                            94,345                 *
David S. Maney                    4,232(8)                             664              4,896                 *
Thomas M. Ohlmacher              12,924(9)           49,333                            62,257                 *
Mark T. Thies                     7,961(10)          40,333                            48,294                 *
Thomas J. Zeller                  1,853(11)                          1,182              3,035                 *
All directors and executive
officers as a group
(19 persons)                    189,343             354,246         18,720            562,309               2.1%

Five Percent Shareholders

Gerald R. Forsythe; Michelle
R. Forsythe, et. al.
   1111 S. Willis Avenue
   Wheeling, IL  60090        1,738,091(12)                            259          1,738,350               6.5%

* Represents less than 1% of the common stock outstanding.

     (1)Represents common stock allocated to the directors' accounts in the directors' stock based compensation plan, of which the trustee has sole voting and investment authority.

     (2)Shares of common stock which were not outstanding but could be acquired by a person upon exercise of an option within sixty days of March 15, 2002, or conversion of the Series 2000-A Convertible Preferred Stock are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

     (3)Includes 150 shares owned jointly with Mr. Ameer's spouse as to which he shares voting and investment authority.

     (4)Includes 5,400 shares owned by Brundage & Co. Pension Plan and Trust of which Mr. Brundage is the trustee with sole voting and investment authority.

     (5)Shares owned jointly with Mr. Ebertz's spouse as to which he shares voting and investment authority.

     (6)Includes 6,282 shares owned jointly with Mr. Emery's spouse as to which he shares voting and investment authority.

     (7)Shares owned jointly with Mr. Fish's spouse as to which he shares voting and investment authority.

     (8)Includes 3,500 shares owned jointly with Mr. Maney's spouse as to which he shares voting and investment authority.

     (9)Includes 7,650 shares owned jointly with Mr. Ohlmacher's spouse as to which he shares voting and investment authority, and 1,260 shares held by Mr. Ohlmacher's son as to which he has no voting or investment authority.

     (10)Includes 4,991 shares owned jointly with Mr. Thies' spouse as to which he shares voting and investment authority.

     (11)Includes 225 shares owned jointly with Mr. Zeller's spouse as to which he shares voting and investment authority, and 50 shares held by Mr. Zeller's son as to which he has no voting or investment authority.

     (12)Represents shares held by the following individuals who became shareholders as a result of the Indeck acquisition: Gerald R. Forsythe (1,079,560 shares), Michelle R. Fawcett (112,508 shares), Marsha Fournier (112,508 shares), Monica J. Breslow (112,619 shares), Melissa S. Forsythe (112,619 shares) and John W. Salyer, Jr. (208,536 shares). The beneficial shares include 5,177 shares of Series 2000-A Preferred Stock which are convertible into 147,907 shares of common stock at their option at any time and automatically converted on July 7, 2005. Information relating to the shareholders is based on the shareholders' Schedule 13D dated July 5, 2000, Mr. Forsythe's Form 4s filed with the Securities and Exchange Commission and our shareholder records. The
Schedule 13D indicates that the shareholders may be deemed to be a group for purposes of the Securities Exchange Act of 1934.

     Based solely upon a review of our records and copies of reports on Form 3, 4 and 5 furnished to us, we believe that during 2001 all persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, filed the required reports on a timely basis.

The Board and Committees

     Our Executive Committee is comprised of Adil M. Ameer, John R. Howard, Everett E. Hoyt, Daniel P. Landguth, David S. Maney and Thomas J. Zeller, with Mr. Landguth serving as Chairperson. The Committee exercises the authority of the Board of Directors in the interval between meetings of the Board, recommends to the Board of Directors persons to be elected as officers, and recommends persons to be appointed to Board Committees. The Executive Committee held two meetings during 2001.

     In 2001 the Board of Directors established the position of Lead Director. John R. Howard was elected to hold this position. The responsibilities of Lead Director, as provided in the Board's Governance Guidelines, will be to chair executive sessions of the Independent Directors and communicate the Board's annual evaluation of the Chairman and CEO to those individuals. The Lead Director, together with the Independent Directors, will develop the agenda for executive sessions, to be held at the end of each regular meeting. The Lead Director shall chair regular meetings of the Board in the absence of the CEO/Chairman.

     Our Compensation Committee is comprised of Bruce B. Brundage, David C. Ebertz, John R. Howard, Kay S. Jorgensen and David S. Maney, with Mr. Ebertz serving as Chairperson. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation, recommends to the Board of Directors compensation for officers, and considers and approves the Company's compensation program including benefits, stock option plans and stock ownership plans. The Compensation Committee held five meetings in 2001.

     Our Audit Committee is comprised of Adil M. Ameer, David C. Ebertz, John R. Howard, Kay S. Jorgensen and Thomas J. Zeller, with Mr. Ameer serving as Chairperson. The Committee annually recommends to the Board of Directors an independent accounting firm to be appointed by the Board for ratification by our shareholders, reviews the scope and results of the annual audit including reports and recommendations of the firm, reviews our internal audit function, and periodically confers with the internal audit group, our management, and our independent accountants. The Audit Committee held three meetings in 2001.

     Our Governance Committee (formerly the Nominating Committee) is comprised of Bruce B. Brundage, Kay S. Jorgensen, David S. Maney, Thomas J. Zeller, and John R. Howard, with Mr. Howard serving as Lead Director and Chairperson. The Committee recommends to the Board of Directors persons to be nominated as directors or to be elected to fill vacancies on the Board. The Bylaws require that an outside director serve as Chairperson of the Committee. The Charter of the Governance Committee provides that the Lead Director shall serve as Chairperson. The Governance Committee held one meeting in 2001.

     Pursuant to our Bylaws, nominations from our shareholders for membership on the Board of Directors will be considered by the Governance Committee. Our shareholders who wish to submit names for future consideration for Board membership should do so in writing prior to November 26, 2002, addressed to Governance Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

     Members of the Committees referred to herein are designated by our Directors upon recommendation of the Executive Committee each year at a meeting held following our annual meeting of shareholders.

     Our Board of Directors held nine meetings during 2001. All Directors attended at least 75 percent of the combined total of Board meetings and Committee meetings on which the Director served.

Related Party Transactions

     Western Health, a division of Rapid City Regional Hospital, is a third party administrator for our healthcare plans. Adil M. Ameer, Director, is President and Chief Executive Officer of Rapid City Regional Hospital. We paid approximately $135,000 to Western Health in 2001 for its services.

     Gerald R. Forsythe, a member of the group owning more than 5 percent of our stock, owns two companies providing services to Black Hills Energy Capital, Inc., a subsidiary of the Company. Forsythe Building Fund leases an office building to Black Hills Energy Capital, Inc. for approximately $8,000 per month. Mr. Forsythe owns one company that provided services to Black Hills Power, Inc., a subsidiary of the Company. Indeck Power and Equipment Company, Inc. leased ten diesel generators from March 15, 2001 to September 15, 2001, for approximately $25,000 per month/per unit. The leases were terminated on September 15, 2001. Although the leases contained a cancellation fee of $125,000 per generator, the parties are negotiating their respective rights and obligations upon termination of the leases.

Directors' Fees

     Directors who are not officers receive an annual fee of $15,500 plus a fee of $600 for each board meeting and committee meeting attended, provided such committee meetings are substantive in nature and content.

     In addition, each outside director receives common stock equivalents equal to $7,000 per year divided by the market price of our common stock. The common stock equivalents are payable in stock or cash at retirement or can be deferred at the election of the director.

     Members of our Board of Directors are required to beneficially own 100 shares of common stock when they are initially elected a director and to apply at least 50 percent of his or her retainer toward the purchase of additional shares until the director has accumulated at least 2,000 shares of common stock.

Executive Compensation

                         Compensation Committee Report

     The Compensation Committee of our Board of Directors is composed entirely of directors who are not employees of Black Hills Corporation. The Compensation Committee is responsible for developing and making recommendations to the Board of Directors on the executive compensation program. The components of our executive compensation program consist of a base salary, annual incentive plan and a long-term incentive award program. The committee oversees and administers the incentive compensation programs including the determination of the annual and long-term incentive awards.

     The executive compensation strategy is based on principles designed to:

     Promote the relationship between pay and performance;

     Attract, retain and encourage the development of highly qualified and motivated executives;

     Recognize and reward outstanding performance;

     Provide compensation that is competitive;

     Promote overall corporate performance linked to the interest of our shareholders.

     The Committee retains the services of an independent international consulting firm, Hewitt Associates, to review and evaluate our compensation program as compared to compensation practices of other companies with similar characteristics, including size, type of business and compensation philosophy. In addition, the Committee also engaged an independent consultant in 2001 to review and provide guidance regarding Black Hills Corporation's executive compensation philosophy and practices and trends in compensation programs. In response to the increased competition in the energy industry and changes in the size and mix of our business, the comparative groups are comprised of both utility and general industry companies. (The companies included in the comparative group are not identical to those included in the EEI Index in the Stock Performance Graph included in this proxy statement). The Committee seeks to establish a market based level for each salary range that is at or near the median, 50th percentile, of the comparative groups surveyed. Recommendations made by the Committee are based upon the market analysis, company performance and achievement of individual performance objectives. The 2001 compensation analysis indicated that the market values increased significantly due to our growth in revenue size and in industry wide executive compensation levels.

     In May 2001, the Compensation Committee reviewed the base salary of our Chief Executive Officer. In determining the base salary, the Committee considered the recommendations from the Hewitt Associates study as well as the goals and objectives of the strategic plan which included a target return on equity, earnings growth and common stock performance. Consolidated earnings per share increased 37 percent in 2000 to $2.37 compared to $1.73 in 1999. Our 2000 consolidated return on equity was 19 percent and dividends increased 3.9 percent. The Compensation Committee recommended and the Board of Directors approved a base wage increase for the Chief Executive Officer to $501,100, in recognition of performance achievements. The increase to base salary more closely aligned the Chief Executive Officer's base salary to the market.

     We currently maintain a variety of employee benefit plans and programs in which our executive officers may participate, including the Short-Term Annual Incentive Compensation Program, the Retirement Savings Plan, the Pension Plan, and the Pension Equalization Plan. With the exception of the Short-Term Annual Incentive Plan and the Pension Equalization Plan, these benefit plans and programs are generally available to all of our employees.

     The Short-Term Annual Incentive Compensation Program was designed to recognize and reward the contribution that group performance makes to corporate success. Only our executive officers are eligible to participate in the plan at this time. The program has a corporate goal that is based upon the percentage of consolidated earnings per share that exceeds targeted amounts. Target award levels are a percentage of each executive officer's base salary. The target percentage for our Chief Executive Officer was 55 percent and for the other executive officers ranged from 30 percent to 45 percent with one business unit executive eligible to receive 100 percent. Individual awards may be greater or less than target amounts based on an assessment of individual performance. Awards can range from 0 percent to 250 percent of the target amount. As a result of strong 2001 actual earnings and the furtherance of our corporate goals, cash awards were made to ten executive officers in the aggregate amount of $1,799,443. The Chief Executive Officer received $551,210, the maximum amount for the year 2001, all of which was paid in stock. The other executive officers are required to purchase our common stock with 50 percent of the Short-Term Annual Incentive Bonus.

     Long-term incentive compensation is based on long-term incentives granted by the Compensation Committee under our 1999 Stock Option Plan ("Stock Option Plan") and 2001 Omnibus Incentive Compensation Plan ("Omnibus Incentive Plan"). Both of these plans were previously approved by our shareholders. The Stock Option Plan and Omnibus Incentive Plan are intended to promote our goals and link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; to provide teamwork among participants; and to provide flexibility to us in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and allow participants to share in such success. The Compensation Committee oversees the administration of the Stock Option Plan and Omnibus Incentive Plan with full power and authority to determine when and to whom awards will be granted and the type, amount and other terms and conditions of each award. The Compensation Committee believes that executive compensation tied to stock price appreciation is an effective way to align the interests of management with those of our shareholders.

     In 2001, awards of 16,689 shares of restricted stock were granted to all executive officers as a group. Our Chief Executive Officer received an award of 5,354 restricted shares and awards for our other executive officers ranged from 180 restricted shares to 4,512 restricted shares. The size of the grant awarded to each executive officer was intended to be competitive with awards to officers in similar positions in comparable companies, based on market data prepared by Hewitt Associates. All restricted shares vest one-third a year over a three-year period. Dividends are paid on the restricted shares, however, any unvested restricted shares are forfeited if an officer's employment is terminated for any reason other than death, disability, retirement or vesting in connection with a change of control.

     Also in 2001, awards totaling 26,500 shares of non-qualified stock options were granted to three executive officers, none of which were the Chief Executive Officer. All non-qualified stock option awards were granted with an exercise price equal to the market price of our common stock on the date of grant and vest one-third a year over a three-year period. All the options expire in ten years.

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any of its four most highly compensated executive officers. However, compensation, which qualifies as "performance-based" is excluded from the $1 million limit, if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation's stockholders.

     It is our policy to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax law. However, we intend to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and our best interests and may from time to time pay compensation to our executive officers that may not be deductible for tax purposes.

                             COMPENSATION COMMITTEE

David C. Ebertz, Chairperson         Bruce B. Brundage          John R. Howard
Kay S. Jorgensen                     David S. Maney
--------------

     The following table sets forth the compensation we paid for the fiscal year ended December 31, 2001, to our Chief Executive Officer, the four other most highly compensated executive officers who were serving as executive officers at the end of 2001 and one individual who is no longer serving as an executive officer.


------------------------------------------------------------------------------------------------------------------------------
                                                 SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
----------------------------------- -------- --------------------------- --------------------------------- -------------------
                                                Annual Compensation                 Long-Term                   All Other
                                                                                   Compensation               Compensation(3)
----------------------------------- -------- --------------------------- --------------------------------- -------------------
                                                                           Restricted       Securities
Name and Principal Position           Year      Salary       Bonus(1)      Stock Awards      Underlying
                                                                               (2)        Options Granted
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
Daniel P. Landguth                    2001     $440,901     $551,210         $296,397             -                   -
  Chairman and                        2000      314,800      233,955             -             84,000                 -
  Chief Executive Office              1999      262,600      127,350             -             23,500                 -
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
Everett E. Hoyt                       2001     $302,847     $282,150         $153,956             -                   -
  President and                       2000      191,200       92,430             -             41,000                 -
  Chief Operating Officer             1999      169,100       53,100             -              8,000                 -
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
Thomas M. Ohlmacher                   2001     $229,904     $430,560          $61,782           2,500              $5,100
  President and Chief                 2000      137,000      269,750             -             30,000               3,335
  Operating Officer of                1999      126,500       35,700             -              8.000                 -
  Integrated Energy
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
Gary R. Fish                          2001     $249,500     $322,920          $249,784            -              $286,088
   Former President and               2000      190,050      107,677             -             41,000               4,025
   Chief Operating Officer of         1999      142,300       61,250             -             10,500                 -
   Integrated Energy
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
Mark T. Thies                         2001     $201,923     $168,000          $93,669               -              $5,100
   Senior Vice President and          2000      145,035       81,000             -             30,000               5,100
   Chief Financial Officer            1999      102,300       31,800             -              8,000                 -
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------
David R. Emery                        2001     $151,574     $179,743           $9,965           5,000              $5,100
   Vice President - Fuel              2000      127,411       60,390             -             30,000               4,967
   Resources                          1999      118,081       34,200             -              8,000                 -
----------------------------------- -------- ------------ -------------- ---------------- ---------------- -------------------

     (1)Bonus amounts include amounts earned under the Short-Term Annual Incentive Plan. Mr. Ohlmacher's bonus in 2001 and 2000 includes a $269,100 and $200,000 energy-marketing bonus, respectively. Mr. Emery's bonus in 2001 includes $29,000 of deal bonuses.

     (2)Valued at fair market value on the date of grant. The restricted stock vests one-third a year for three years from date of grant, assuming continued employment. Dividends are paid on the restricted stock.

     At December 31, 2001, the Named Officers had the following amounts of restricted stock: Mr. Landguth - 5,354 shares ($181,179); Mr. Hoyt - 2,781 shares ($94,109); Mr. Ohlmacher - 1,116 shares ($37,765); Mr. Fish - 0 shares; Mr. Thies - 1,692 shares ($57,257); Mr. Emery - 180 shares ($6,091).

     (3)All other compensation includes amounts allocated under the 401k match. Mr. Fish's amount in 2001 also includes $282,118 of severance compensation (see Severance Agreements).

     The following table sets forth information with respect to options granted during 2001.

----------------------------------------------------------------------------------------------------------------------
                                  BLACK HILLS CORPORATION STOCK OPTION GRANTS IN 2001(1)
----------------------------------------------------------------------------------------------------------------------
--------------------------------------- ---------------- ---------------- -------------- ------------- ---------------
                                           Number of        Percent
                                          Securities        of Total        Exercise      Expiration
                                          Underlying        Options          Price          Date         Grant Date
                 Name                      Options          Granted to      Exercise      Expiration      Present
                                           Granted          Employees        Price          Date          Value(2)
--------------------------------------- ---------------- ---------------- -------------- ------------- ---------------
--------------------------------------- ---------------- ---------------- -------------- ------------- ---------------
Thomas M. Ohlmacher                          2,500             1.3%          $55.36        05/30/11       $48,825
--------------------------------------- ---------------- ---------------- -------------- ------------- ---------------
David R. Emery                               5,000             2.5%          $55.36        05/30/11       $97,650
--------------------------------------- ---------------- ---------------- -------------- ------------- ---------------

     (1)Options vest annually in installments of 33 percent per year beginning on the first anniversary of the date of grant. All options become fully vested if a change in control occurs.

     (2)The Black-Scholes option-pricing model was used in determining the present value of the options granted. The assumptions utilized in the Black-Scholes model are as follows: 28.91 percent for expected volatility; 5.50 percent for risk free rate of return; 2.0 percent for dividend yield; and 10 years for the time of exercise.

     The following table provides information on stock option exercises by the named executive officers and the value of such officers' unexercised options at December 31, 2001.

======================================================================================================================
                              STOCK OPTION EXERCISES IN 2001 AND YEAR-END OPTION VALUES
---------------------------- ------------- ------------ --------------------------- ---------------------------------
                                                           Number of Securities
                                Shares                          Underlying                Value of Unexercised
                               Acquired                    Unexercised Option at        In-the-Money Options at
                                  on          Value        12/31/01 Exercisable/               12/31/01
           Name                Exercise      Realized           Inexercisable         Exercisable/Unexercisable(1)
---------------------------- ------------- ------------ --------------------------- ---------------------------------
Daniel P. Landguth                -         $     -           101,266/63,834                $1,332,628/$746,637
---------------------------- ------------- ------------ --------------------------- ---------------------------------
Everett E. Hoyt                   -         $     -           42,999/30,001                  $567,504/$353,128
---------------------------- ------------- ------------ --------------------------- ---------------------------------
Thomas M. Ohlmacher               -         $     -           39,333/25,167                  $523,640/$265,377
---------------------------- ------------- ------------ --------------------------- ---------------------------------
Gary R. Fish                    54,166      $455,494              - / -                          $ - /$ -
---------------------------- ------------- ------------ --------------------------- ---------------------------------
Mark T. Thies                     -         $     -           30,333/22,667                  $369,081/$265,377
---------------------------- ------------- ------------ --------------------------- ---------------------------------
David R. Emery                  10,200      $145,267          22,833/27,667                  $260,593/$265,377
============================ ============= ============ =========================== =================================

     (1)Value of unexercisable options is the market value of the shares at year-end minus the exercise price.

Retirement Plans

     We have a defined benefit retirement plan, a pension plan, covering approximately 65 percent of our employees. The plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Our employees do not contribute to the plan. The amount of annual contribution by us to the plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

     We also have a Pension Equalization Plan, a nonqualified supplemental plan, in which benefits are not tax deductible until paid. The plan is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received under the defined benefit retirement plan, will approximate retirement benefits being paid by other employers to its employees in similar executive positions. The employee's pension from the qualified pension plan is limited under current law to $160,000 annually and the compensation taken into account in determining contributions and benefits cannot exceed $200,000 and cannot include nonqualified deferred compensation. The amount of deferred compensation paid under nonqualified plans such as the Pension Equalization Plan is not subject to these limits. A participant under the Pension Equalization

Plan does not qualify for benefits until the benefits become vested under a vesting schedule -- 20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the Pension Equalization Plan. The annual benefit is 25 percent of the employee's average earnings, if salary was less than two times the Social Security Wage Base, or 30 percent, if salary was more than two times the Social Security Wage Base, multiplied by the vesting percentage. Average earnings are normally an employee's average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual Pension Equalization Plan benefit is paid on a monthly basis for 15 years to each participating employee and, if deceased, to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more. A participant with vested benefits who is 55 years of age or more and no longer an employee of the Company may elect to be paid benefits beginning at age 55 or older, subject to a discount of such benefits.

     In the event that at the time of a participant's retirement, the participant's salary level exceeds the qualified pension plan annual compensation limitation of $200,000 or includes nonqualified deferred compensation, then the participant shall receive an additional benefit which is measured by the difference between (i) the monthly benefit which would have been provided to the participant under the defined benefit retirement plan as if there were no annual compensation limitation and no exclusion on nonqualified deferred compensation, and (ii) the monthly benefit to be provided to the participant under the defined benefit retirement plan.

     We amended the Pension Equalization Plan, effective January 30, 2001, to provide for an additional benefit to compensate for the $160,000 annual defined benefit pension limitation. The additional benefit is measured by the difference between the monthly benefit which would have been provided to the participant under the defined benefit retirement plan as if there were no annual defined benefit pension limitation and the monthly benefit to be provided to the participant under the defined benefit retirement plan.

     Participants in the Pension Equalization Plan are designated by our Board of Directors upon recommendation of the Chief Executive Officer. Selection is based on key employees as determined by management and consideration of performance rather than being based solely on salary. The minimum salary component applied in the selection process is the maximum annual Social Security taxable wage base that is presently at $84,900.

Retirement Benefits

     The following table illustrates estimated annual benefits payable under the defined benefit retirement plan and the Pension Equalization Plan to our employees who retire at the normal retirement date.

                                                  Years of Service
===================== ================== ================== ================== ================== ==================
     Annual Pay              15                 20                 25                 30                 35
                            Years              Years              Years              Years              Years
===================== ================== ================== ================== ================== ==================
 $200,000                    $104,567          $119,823           $135,079      $150,335           $165,590
  250,000                     131,267           150,523            169,779       189,035            208,290
  300,000                     157,967           181,223            204,479       227,735            250,990
  350,000                     184,667           211,923            239,179       266,435            293,690
  400,000                     211,367           242,623            273,879       305,135            336,390
  450,000                     238,067           273,323            308,579       343,835            379,090
  500,000                     264,767           304,023            343,279       382,535            421,790
  550,000                     291,467           334,723            377,979       421,235            464,490
  600,000                     318,167           365,423            412,679       459,935            507,190
  650,000                     344,867           396,123            447,379       498,635            549,890
  700,000                     371,567           426,823            482,079       537,335            592,590

     The years of credited service under the defined benefit retirement plan for the executive officers shown in the preceding summary compensation table are as follows: Daniel P. Landguth, 32 years; Everett E. Hoyt, 28 years; Gary R. Fish, 15 years; Mark T. Thies, 4 years; Thomas M. Ohlmacher, 27 years; David R. Emery, 12 years. Mr. Hoyt's benefits will be reduced for service from prior employment.

     The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits and include benefits from both the defined benefit retirement plan and from the Pension Equalization Plan assuming a 100 percent vested interest in the Pension Equalization Plan.

Nonqualified Deferred Compensation Plan

     We have a Nonqualified Deferred Compensation Plan for a select group of management or highly compensated employees. Eligibility is determined by the Compensation Committee. Eligible employees may elect to defer up to 50 percent of their base salary and up to 100 percent of their Short-Term Annual Incentive Plan Award, including Company stock. The deferrals are deposited into a trust account where the participants may direct the investment of the deferrals (except for Company stock deferrals) as allowed by the plan. Investment earnings are credited to the participants' accounts. Upon retirement, the Company will distribute the account balance to the participant according to the distribution election filed with the Compensation Committee. The participants may elect either a lump sum payment to be paid within 30 days of retirement, or annual or monthly installments over a period of years designated by the participant, but not to exceed 15 years.

Retirement Savings Plan

     We have a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code of 1986, as amended, which permits our employees and those of our subsidiaries, including officers, to elect to invest up to 20 percent of their eligible earnings on a pre-tax basis into an investment fund subject to limitations imposed by the Internal Revenue Code.

     Effective January 1, 2000 (effective May 1, 2000 for union employees), we provide a matching contribution of 100 percent of the employee's tax deferred contribution, subject to a maximum of three percent of the employee's compensation. Employees may invest the contribution provided by the Company in any of the investment choices offered in the Retirement Savings Plan.

     Distribution from the fund will be made to employees at termination of employment, retirement, death, or in case of hardship. No amounts were paid or distributed pursuant to the Retirement Savings Plan to the individuals named herein nor to the officers as a group.

Severance Agreements

     We have entered into change of control severance agreements with each of our executive officers and certain key employees. The change of control severance agreements provide for certain payments and other benefits to be payable upon a change in control and a subsequent termination of employment, either involuntary or for a good reason.

     A change in control is defined in the agreements as:

          an acquisition of 30 percent or more of our common stock, except for certain defined acquisitions, such as acquisition by employee benefit plans, us, or any of our subsidiaries; or

          members of our incumbent Board of Directors at the time the agreements were executed cease to constitute at least two-thirds of the members of the Board of Directors, with the incumbent Board of Directors being defined as those individuals consisting of the Board of Directors on the date the agreement was executed and any other directors elected subsequently whose election was approved by the incumbent Board of Directors; or

          approval by our shareholders of:

               a merger, consolidation, or reorganization;

               liquidation or dissolution;

               or agreement for sale or other disposition of all or substantially all of our assets, with exceptions for transactions which do not involve an effective change in control of voting securities or Board of Directors membership, and transfers to subsidiaries or sale of subsidiaries; and

          all regulatory approvals required to effect a change in control have been obtained.

     In  the  change  of  control  severance  agreements,   a  good  reason  for
termination which would trigger payment of benefits is defined to include:

          a   change   in   the   executive's   status,   title,   position   or
          responsibilities;

          a reduction in the executive's annual compensation or any failure to pay the executive any compensation or benefits to which he or she is entitled within seven days of the date due;

          any material breach by us of any provisions of the change of control severance agreement;

          requiring the executive to be based outside a 50-mile radius from Rapid City, South Dakota; or

          our failure to obtain an agreement from any successor company to assume and agree to perform the change of control severance agreement.

The agreement with the Chief Executive Officer also contains an optional window period, a 30-day period of time beginning on the one-year anniversary after the change in control, during which time the Chief Executive Officer may terminate for any reason and receive the payments and benefits.

     Upon a change in control, the executive will have an employment contract for a three-year period, but not beyond age 65. During this employment term, the executive shall receive annual compensation at least equal to the highest rate in effect at any time during the one-year period preceding the change in control and shall also receive employment welfare benefits, pension benefits, and supplemental retirement benefits on a basis no less favorable than those received prior to the change in control.

     If the executive's employment is terminated during the three-year employment term involuntarily, for a good reason, or by the Chief Executive Officer for any reason during a window period, then the executive is entitled to the following benefits:

          severance pay equal to 2.99 times executive's five-year average taxable compensation, provided that the foregoing payment is subject to proportionate reduction based upon when termination takes place during the three-year employment term and based upon a ratio of the executive's employment term to 36 months; and

          continuation of employee welfare benefits for the remainder of the employment term, with an offset for similar benefits received, along with additional credited service under the Pension Equalization Plan and defined benefit retirement plan equal to the remainder of the employment term.

     The change of control severance agreements contain a "cap" provision which reduces any amounts payable to an amount which would prevent any payments from being nondeductible under the Internal Revenue Code. The change of control severance agreements provide for reimbursement of legal fees and expenses of the executive incurred after the change in control by the executive in seeking to obtain or enforce any benefits provided by the change of control severance agreement. The executive is not required to mitigate the amount of any payment or benefit by seeking other employment or otherwise, and the payments or benefits are not reduced whether or not the executive obtains other employment and/or benefits, except for employee welfare benefits.

     In addition, in 2001 we entered into a Severance, Confidentiality, Non-Disclosure and Release Agreement with Gary R. Fish who resigned from the Company on October 30, 2001. Under the terms of the agreement, Mr. Fish was paid $322,920 under the 2001 Short-Term Annual Incentive Compensation Program, $201,825 severance pay equal to nine months of regular pay, $20,700 for unused personal time hours, $80,294 for consideration for an unvested stock option and six months of medical/health insurance coverage.

Audit Committee Report

     In accordance with our written charter adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent. During the current year, the Audit Committee held four meetings, and the Committee chairperson, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Vice President - Controller and our independent auditors, Arthur Andersen LLP, prior to public release.

     The Audit Committee oversees our financial process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee obtained from Arthur Andersen LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with Arthur Andersen LLP any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Committee also discussed the quality and adequacy of the Company's internal controls with management, the internal auditors and Arthur Andersen LLP. In addition the Committee reviewed with both the internal auditors and Arthur Andersen LLP their audit plans, audit scope and identification of risks.

     The Audit Committee reviewed and discussed with Arthur Andersen LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present discussed and reviewed the results of the internal audit examinations and Arthur Andersen LLP's examination of the financial statements.

     Based on the above-mentioned review and discussions with management and Arthur Andersen LLP, the Audit Committee recommended to the Board that our audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment of Arthur Andersen LLP as the independent auditors and the Board of Directors concurred with the recommendation.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

                                 AUDIT COMMITTEE

Adil M. Ameer, Chairperson          David C. Ebertz              John R. Howard
Kay S. Jorgensen                    Thomas J. Zeller


Principal Accounting Firm Fees

     The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2001 by our principal accounting firm, Arthur Andersen LLP.

                  Audit Fees                                $  700,500
                  Financial Information Systems
                     Design and Implementation Fees         $        0
                  All Other Fees
                     Audit Related             $   422,000
                     Tax                           984,000
                     Other                         210,000
                                              ------------
                                                            $1,616,000

The Audit Committee and the Board of Directors determined that the scope of services included within the heading "All Other Fees", is compatible with maintaining the principal accounting firm's independence.

Stock Performance Graph

     The graph below compares the cumulative shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index and the Edison Electric Institute Electric Index over the same period, assuming the investment of $100 on December 31, 1996, and the reinvestment of all dividends.

(Picture of Stock Performance Chart)

                                                                          Cumulative Total Return
                                                                          -----------------------

                                        12/96           12/97            12/98            12/99            12/00            12/01
Black Hills Corporation                 100.00          131.76           154.25           135.67           285.41           222.27
S&P 500                                 100.00          133.36           171.47           207.56           188.66           166.24
EEI Investor-owned Electrics            100.00          127.37           145.06           118.08           174.72           159.37


                  ITEM II: APPOINTMENT OF INDEPENDENT AUDITORS

     In January 2002, the Audit Committee and Board of Directors met with Arthur Andersen LLP partners and senior managers about the current and potential future impact of Enron events and its implications for Black Hills Corporation. Arthur Andersen has served as our auditors since 1980. None of the Arthur Andersen personnel who have been engaged as our auditors were involved with the Enron account. After in depth discussions, the Audit Committee and Board of Directors reaffirmed that Arthur Andersen is knowledgeable about our operations and accounting practices and is well qualified to act in this capacity. Based on its understanding at this time, the Audit Committee and Board of Directors retains its confidence in Arthur Andersen as our independent auditors and recommends the retention of Arthur Andersen as Black Hills Corporation's independent auditors unless there is a new definitive reason to sever this business relationship. The Audit Committee and Board of Directors, however, while recommending this appointment, will continue to monitor Arthur Andersen's response to its recent challenges. Management is currently working on contingency planning in the event Arthur Andersen is unable to meet Black Hills Corporation's business needs.

     The Board of Directors believes that it is a good practice to submit the appointment of auditors for the approval of the shareholders, although such approval is not required. The Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of Black Hills Corporation and its shareholders. If shareholder approval for the appointment of Arthur Andersen LLP is not obtained, the Audit Committee and the Board of Directors will reconsider the appointment.

     It is anticipated that a representative of Arthur Andersen LLP will be present at the annual meeting to respond to appropriate questions. Such representative will have an opportunity to make a statement at the annual meeting if he desires.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
              OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO SERVE AS
                INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 2002


                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholder proposals intended to be presented at our 2003 annual meeting of shareholders must be received by our Secretary in writing at our home offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to November 26, 2002. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

                     ITEM III: TRANSACTION OF OTHER BUSINESS

     Our Board of Directors does not intend to present any business for action by our shareholders at the meeting except the matters referred to in this proxy statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of our Board of Directors.

     Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage paid envelope.


                                           By Order of the Board of Directors,

                                           STEVEN J. HELMERS
                                           General Counsel
                                           and Corporate Secretary


Dated:  April 15, 2002


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information required by Item 13, Financial and Other Information, of Regulation 14-A is provided in our annual report to our shareholders and Form 10-K for the year ended December 31, 2001, which is incorporated by reference into this proxy statement.

     Our 2001 Annual Report to Shareholders is being mailed with this Proxy Statement.





================================================================================
                    PLEASE COMPLETE, SIGN AND RETURN PROMPTLY
                    THE ENCLOSED PROXY SO THAT YOUR STOCK MAY
                 BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.
================================================================================

                             BLACK HILLS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                             Wednesday, May 29, 2002

                              9:30 a.m., Local Time

                               The Journey Museum
                               222 New York Street
                              Rapid City, SD 57701





Black Hills Corporation
PO Box 1400, Rapid City, SD  57709                                        PROXY
--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 29, 2002.

The Shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Daniel P. Landguth, Mark T. Thies, and Steven J. Helmers, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

HOW TO VOTE YOUR PROXY

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Black Hills Corporation, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397.

-----------------------------------------------------------------------------------------------------------------------------------
            The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.       Election of Class II Directors:            01   David S. Maney         Vote FOR                  Vote WITHHELD
                                                    02   Bruce B. Brundage      all nominees              from all nominees
                                                    03   Kay S. Jorgensen

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right. To cumulate votes so indicate.)

                                                                       For              Against           Abstain

2. Ratify the appointment of Arthur Andersen LLP to serve as Black Hills Corporation's independent auditors in 2002.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address change?  Mark Box
Indicate changes below:               _______________________________
                                      Date



                       Signature(s) Box
                       Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name or corporation and title of authorized officer signing the proxy.

---------------------------------------- -------------------------------------- --------------------------------------
                Proxy #                                Account #                          Issue or Issuer #
---------------------------------------- -------------------------------------- --------------------------------------
